Exhibit 10.23

PROPRIETARY RIGHTS AGREEMENT

This PROPRIETARY RIGHTS AGREEMENT (this “Agreement”), is made and entered into as of July 30, 2012 (the “Effective Date”), by and between Vapotherm, Inc., a Maryland corporation with principal offices at 198 Log Canoe Circle, Stevensville, MD 21666 (the “Company”) and Joseph Army (the “Employee”).

Whereas the Company intends to retain the services of Employee as a full-time employee of the Company, and in such capacity Employee will have access to information and materials regarding the Company’s technology and business activities (the “Subject Matter”), the parties specifically agree as follows:

1.	Confidentiality of Information

1.1 Employee understands that his or her employment creates a relationship of confidence and trust between Employee and the Company with respect to any written or oral information, drawings, or information observed (collectively referred to as “Confidential Information”) on the Subject Matter possessed by the Company which the Company desires to or is obligated to keep in confidence or which has commercial value to the Company. Employee understands that such Confidential Information includes, without limitation, formulas, processes, techniques, test data, research, strategies, inventions, contracts, products, customer lists, customers, marketing and financial data, and includes information which Employee may develop in the course of employment. At all times during such employment and thereafter Employee will keep in confidence all Confidential Information, and will not use, except for the benefit of the Company, nor disclose, nor transfer to any third party any Confidential Information without the Company’s prior written consent.

1.2 Employee agrees that Employee will not, during his or her employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that Employee will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

1.3 Employee recognizes that the Company has received and in the future will receive from third parties information deemed to be confidential subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purpose. Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out his or her work for the Company consistent with the Company’s agreement with such third party.

1.4 Employee agrees that it will secure and safeguard any and all materials, documents, work in process and work product that embodies Confidential Information in areas reasonably restricting access and preventing unauthorized use and/or disclosure. Employee further agrees that it will undertake reasonable measures to prevent accidental or other loss of Confidential Information. In the event Employee becomes aware of any loss, disclosure or use of Confidential Information in violation of this Agreement, Employee shall immediately notify Company in writing.

2.	Invention Assignment

2.1 Employee has attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by him or her prior to his or her employment with the Company (collectively referred to as “Prior Inventions”), which belong to him or her, which relate to the Company hereunder; or, if no such list is attached, Employee represents that there are no such Prior Inventions. If in the course of his or her employment with the Company, Employee incorporates into a Company product or process a Prior Invention owned by him or her in which Employee has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product or process, subject to the rights of any prior third party obligations as listed in Exhibit A.

2.2 Employee will promptly disclose to the Company in writing all formulas, processes, techniques, tests data, improvements and inventions, original works of authorship, developments, concepts, trade secrets, whether or not patentable or registrable under copyright or similar laws, which Employee makes, conceives, learns or reduces to practice, either alone or jointly with others, during the period of employment and which are related to or useful in the Company’s business, and which result from tasks assigned by the Company or from use of Company Confidential Information or facilities (collectively referred to as “Inventions”).

2.3 Employee further acknowledges that all original works of authorship which are made by him or her (solely or jointly with others) within the scope of and during the period of his or her employment with the Company and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act and are subject to assignment as set forth above.

2.4 Employee agrees that all Confidential Information, all Inventions and all patent and other rights related thereto are the sole property of the Company, and Employee hereby assigns to the Company any rights Employee may have or acquire in such Confidential Information or Inventions. Employee further agrees to assist the Company (at its expense) in every proper way (including execution of patent applications and other documents) to obtain and enforce patents on and otherwise secure the Company’s rights in any Inventions. Employee agrees that Employee’s obligation to assist the Company in obtaining and enforcing any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries will continue beyond the termination of Employee’s employment, but the Company will compensate Employee at reasonable rates for the assistance Employee actually provides at the Company’s request after such termination. Employee hereby irrevocably appoints the Company and its duly authorized officers and agents as Employee’s agents and attorneys-in-fact to execute and file all documents and perform all other lawful acts related to the foregoing.

2.5 Employee agrees that all Confidential Information, documents, equipment and other physical property furnished to or produced by Employee in connection with Employee’s employment are the sole property of the Company, and Employee will promptly deliver all such property to the Company at its request and (whether or not the Company so requests) upon the termination of employment with Company.

3.	Miscellaneous

3.1 Employee agrees to diligently adhere to the Conflict of Interest Guidelines attached hereto as Exhibit B.

3.2 Employee represents that Employee’s performance of this Agreement will not breach any other agreement or obligation, written or oral, by which Employee may be bound.

3.3 This Agreement shall be governed by the laws of the State of Maryland, without reference to conflicts of laws principles. Employee hereby agrees and consents that the exclusive jurisdiction and venue for any dispute arising under this Agreement or in connection with any breach thereof shall be in federal or state courts for Montgomery County, Maryland.

3.4 This Agreement is binding upon Employee, Employee’s heirs, executors, administrators and assigns and shall inure to the benefit of the Company, its successors and assigns.

3.5 This Agreement supersedes all prior agreements, written or oral, between the parties hereto relating to the subject matter hereof; provided that, if there is a conflict between this Agreement and the Employment Agreement dated July 30, 2012 (the “Employment Agreement”), between Employee and the Company, then the Employment Agreement shall control. This Agreement may not be modified, changed or discharged, in whole or in part, except by a written agreement signed by both parties.

3.6 The provisions of this Agreement are necessary for the protection of the business and good will of Company and are considered by the parties to be reasonable for such purpose. In the event of breach, in addition to other remedies which may be available, Company shall have the right to seek specific performance and other injunctive and equitable relief.

ACCEPTED AND AGREED TO BY:

EMPLOYEE	VAPOTHERM, INC.

/s/ Joseph Army	By:	/s/ Larry Grant
Joseph Army		Name: Larry Grant

Social Security Number:	Title: Chief Financial Officer